EXHIBIT 10.36

THE PHOENIX COMPANIES, INC.

EQUITY DEFERRAL PLAN

Effective as of January 1, 2009

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.01

Purpose The Phoenix Companies, Inc. Equity Deferral Plan is intended to provide Employees with a plan to defer receipt of equity awards and act as a repository for deferrals of Restricted Stock Units.  The Phoenix Companies, Inc. Equity Deferral Plan is intended to be an unfunded plan under the Employee Retirement Income Security Act of 1974, as amended, that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.02

Effective Date The Phoenix Companies, Inc. Equity Deferral Plan is effective as of January 1, 2009.

ARTICLE II

DEFINITIONS

2.01

"Adjustment Event" means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Shares or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Shares at a price substantially below fair market value, or other similar event affecting the Common Shares.

2.02

"Award" means the award of a Restricted Stock Unit under

The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan.

2.03

“Beneficiary” means the person(s) or entity, including one or more trusts, last designated by an Employee on a form or electronic media and accepted by the Committee or its duly authorized representative as a beneficiary, co-beneficiary, or contingent beneficiary to receive benefits payable under the Plan in the event of the death of the Employee.  In the absence of any such designation, the Beneficiary shall be (i) the Employee’s surviving spouse or domestic partner, (ii) if there is no surviving spouse or domestic partner, the Employee’s children (including stepchildren and adopted children) per stirpes, or (iii) if there is no surviving spouse or domestic partner and/or children per stirpes, the Employee’s estate.

2.04

“Board of Directors” means the board of directors of the Company.

2.05

“Code” means the Internal Revenue Code of 1986, as amended.

2.06

“Committee” means the Compensation Committee of the Board of Directors or such other committee of the Board of Directors as the Board of Directors shall designate from time to time.

2.07

“Common Shares” means the common stock of the Company, par value $0.01 per share.

2.08

“Company” means The Phoenix Companies, Inc. and any successor thereto.

2.09

“Crediting Period” means August 1 of one calendar year to July 31 of the subsequent calendar year (or, if earlier, the date on which final distribution is made hereunder).

2.10     “Disability” means that a Participant is:

(a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees of the Company.

2.11

"Dividend Equivalent" means an amount equal to the cash dividends paid by the Company on a Common Share.

2.12

"Employee" means any person who is employed by the Company on an hourly or salaried basis, but shall not include leased employees within the meaning of Code sections 414(n)(2) and 414(c)(2).

2.13

“Equity Account” means the account established for the deposit/delivery of RSUs deferred under Section 4.01 (which RSUs will be converted to Common Shares pursuant to Section 6.05), as well as any Dividend Equivalents credited under Section 6.03 and interest credited under Section 6.04.

2.14

"Participant" means any Employee designated by the Committee (or the Chief Executive Officer pursuant to a delegation from the Committee) to participate in the Plan that elects to defer RSUs pursuant the terms of the Plan.

2.15

“Plan” means The Phoenix Companies, Inc. Equity Deferral Plan as is set forth in this document as it may be amended from time to time.

2.16

"Restricted Period" means the period during which RSU awards are subject to forfeiture or restrictions on transfer (if applicable) pursuant to The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan.

2.17

"Restricted Stock Unit" or “RSU” means an Employee’s right to receive one Common Share at the end of a specified period of time, which right is subject to forfeiture and restrictions on transferability, in accordance with The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan.

2.18

“RSU Deferral Date” means the date that an RSU would have converted into Common Shares pursuant to The Phoenix Companies, Inc. 2003 Restricted Stock, Restricted Stock Unit and Long-Term Incentive Plan had the receipt of such Common Shares not been deferred pursuant to an election under Section 5.01.

2.19

“Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

2.20

“Target Compensation” means an active Employee’s salary, target annual bonus and target long-term incentive for the applicable calendar year.

ARTICLE III
PARTICIPATION

3.01

Eligibility Unless otherwise determined by the Chief Executive Officer pursuant to a delegation from the Committee, any active Employee with Target Compensation in excess of the annual compensation limit set forth in Code section 401(a)(17) shall be eligible to participate in this Plan.

3.02

Commencement of Participation Each eligible Employee shall become a Participant in the Plan as of the date he or she meets the above requirement and elects to defer RSUs as described in Section 4.01.

3.03

Termination of Participation An Employee shall cease to be a Participant as of the date such Employee ceases to meet all of the requirements of Section 3.01 above; provided, however, that benefits accrued by the Employee as of such date shall not be reduced and shall be paid as provided herein.

ARTICLE IV
RESTRICTED STOCK UNITS

4.01

RSU Deferrals An eligible Employee may elect to defer between 1% and 100% of the RSUs that the Company has awarded to the Employee.

4.02

Conversion into Common Shares  RSUs are not convertible into Common Shares until the Employee’s Separation from Service or the fixed date elected by the Employee under Section 5.02(b), subject to the settlement rules provided in Section 6.05.

ARTICLE V

ELECTIONS TO DEFER

5.01

Elections to Defer Under Section 4.01

(a) Performance-Based Awards.  Deferral elections made by Participants, who are Employees at the beginning of the applicable performance period or the date that the performance criteria are established, must be made by the earlier of:

(i) at least six (6) months prior to the end of the relevant performance period that is applicable to the incentive compensation; or

(ii) the date the amount to be paid becomes readily ascertainable.

All deferral elections become irrevocable upon the earlier of (i) or (ii) above.

For a Participant (including a newly eligible Participant) to be eligible to make a deferral election in accordance with this subparagraph (a), the Participant must have performed services continuously from the later of (A) the beginning of the performance period for the performance-based compensation or (B) the date upon which the performance criteria with respect to the performance-based compensation are established, through the date on which the Participant makes the deferral election.  In addition, in no event may a deferral election under this subparagraph be made after the performance-based compensation has become readily ascertainable within the meaning of Treasury Regulation § 1.409A-2(a)(8).

(b) Non-Performance Based Awards (time vested).  Deferral elections must be made:

(i)  by the end of the Participant’s taxable year immediately preceding the taxable year in which the services underlying the compensation are to be performed; or

(ii)  for certain forfeitable rights, if the Participant has a legally binding right to a payment in a subsequent year that is subject to a condition requiring the service provider to provide services for a period of at least 12 months from the date that the Participant obtains the legally binding right to avoid forfeiture of the payment, on or before the 30th day after the Participant obtains a legally binding right to the compensation, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

A newly eligible Participant must make an election within 30 days of initial eligibility (based on the plan aggregation rules) and such election applies only to compensation on and after the election date.

(c) Unless determined otherwise by the Committee, deferral elections will be carried over from year to year until the Participant makes an affirmative election to modify or terminate the election within the permitted time frames.

5.02

Time and Form of Payment

(a) The Participant has no election rights as to the form of payment of any Equity Account.  The form of payment is a lump sum, as set forth in Section 6.05.

(b) Except as provided in Section 5.03, any distribution from a Participant’s Equity Account will always commence upon the earlier of:

(i)

The six month anniversary of Separation from Service, or

(ii)

Fixed date (“in-service withdrawal” date).

A Participant has the right to elect whether he or she wants a distribution to be made upon (i) the six month anniversary of Separation from Service or (ii) the earlier of the six month anniversary of Separation from Service and a fixed date.  A Participant who fails to make such an election shall be deemed to have elected the six month anniversary of Separation from Service as the time of payment.

A Participant may make a different time of payment election for the deferrals on each Award.  These elections must be made within the time frames set forth in Section 5.01.  Initial elections will be carried over from year to year until the Participant makes an affirmative election to modify or terminate the election within the permitted time frames.

5.03

Payment on Death If any amounts are payable under the Employee’s RSU award after the Employee dies, the Company will pay them to the Employee’s Beneficiary within 90 days of the Director’s date of death.

5.04

409A Transition Relief Provision Notwithstanding any other provision to the contrary in this Plan, Participants may be permitted to make elections prior to January 1, 2009 in accordance with the transition rules in effect under Code section 409A.

ARTICLE VI
RIGHTS AND SETTLEMENT

6.01

Rights as a Shareholder Except as provided in Section 6.07, the Employee’s RSUs will not give the Employee any right to vote on any matter submitted to the Company's stockholders.  The Employee will have voting rights with respect to the Common Shares that underlie the Employee’s RSUs only after the shares have actually been issued to the Employee.

6.02

Restrictions on Transferability The Employee will not have any right to sell, assign, transfer, pledge, hypothecate or otherwise encumber the Employee’s RSUs.  The Employee will not have any right to reallocate or transfer the Employee’s RSUs deferred under the terms of this Plan to different investment options or funds.  Any attempt to affect any of the preceding in violation of this Section 6.02, whether voluntary or involuntary, will be void.

6.03

Dividend Equivalents Unless otherwise determined by the Committee, the Company will credit each of the Employee’s RSUs with Dividend Equivalents, either in cash or in kind, from the RSU Deferral Date to the date RSUs are converted into Common Shares pursuant to Section 4.02 of this Plan.  Dividend Equivalents shall be credited to a book entry account on the Employee’s behalf at the time the Company pays any cash dividend on its Common Shares.

6.04

Interest Credits  Unless otherwise determined by the Committee, interest will be credited on such Dividend Equivalents credited in cash for each Crediting Period during the period from the RSU Deferral Date for each such grant of RSUs until distribution hereunder at the mid-term Applicable Federal Rate (as determined under Code section 1274(d)), in effect on the first day of such Crediting Period, provided that interest shall be credited with respect to each Dividend Equivalent only from the date it is first credited hereunder.

6.05

Settlement of RSUs/Conversion to Shares  Subject to Section 5.03, within 90 days after the six month anniversary of the Participant’s Separation from Service or the date elected by the Participant under Section 5.02(b) the Company will deliver to the Participant his or her Equity Account.

6.06

Adjustment Due to Change in Capitalization If any Adjustment Event occurs before the Employee’s RSUs are distributed in accordance with Section 6.05, the number of Common Shares underlying each RSU will be proportionately adjusted accordingly, as deemed equitable and appropriate by the Board of Directors.  In any merger, consolidation, reorganization, liquidation, dissolution or other similar transaction, each RSU shall pertain to the securities and other property to which a holder of the number of Common Shares underlying the RSU would have been entitled to receive in connection with such event.  If, as a result of any Adjustment Event, the Employee’s RSUs represent the right to receive cash

in whole or in part (other than as a result of Dividend Equivalents and interest credits), then the Company will   promptly pay the Employee such cash on the date specified in Section 6.05.

6.07

Funding.  The Company shall be under no obligation to maintain a special or separate fund or segregate assets or actually make any investment of any kind to assure the payment of benefits under the Plan. Reference to any such investment shall be solely for the purpose of aiding the Company in measuring and meeting its liabilities under the terms of this Plan.  In the event any such investments are made by the Company, unless otherwise determined by the Committee, the Company shall be named the sole owner and shall have all of the rights and privileges conferred by any instrument evidencing such investments.  Unless otherwise determined by the Committee, such investments shall not be segregated, set aside or held in trust or escrow and shall at all times remain the unrestricted assets of the Company subject to the claim of its general creditors.

ARTICLE VII
ADMINISTRATION

7.01

Administration  The Committee is authorized to reasonably interpret in good faith the Employee’s RSU award and this Plan and to make all other reasonable determinations in good faith necessary or advisable for the administration and interpretation of the Employee’s RSU award to carry out its provisions and purposes, provided that such interpretation or determination shall be consistent with the interpretation or determination made by the Company with respect to senior management under other similar equity compensation plans.  Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of this Plan shall be final, binding and conclusive for all purposes and upon all persons.  The Company or the Committee may consult with legal counsel, who may be regular counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

7.02

Amendment and Termination

(a) The Plan may be amended, modified or terminated at any time by the Company, subject to Section 7.02(b) below and except that, without the consent of any Employee or Beneficiary, if applicable, no such amendment, modification or termination shall reduce or diminish the Equity Account of any Employee accrued prior to the date of such amendment, modification or termination.  However no amendment, modification or termination shall result or cause an acceleration of payments or benefits under the Plan, unless the termination satisfies the Code section 409A safe harbor summarized in Section 7.02(b).  Further, at its sole discretion, the Company may elect, upon termination of this Plan to deliver to the Employee or any Beneficiary, as the case may be, the number of Common Shares then underlying the Employee’s RSUs.  Notwithstanding the foregoing to the contrary, the Company may amend this Plan as it deems necessary or desirable to comply with the requirements of Code section 409A, as amended, and the regulations and pronouncements thereunder, regardless of whether any such amendment shall cause a reduction or cessation of the Equity Account prior to the adoption of such amendment.

(b) Plan Termination under Code section 409A.  Generally, payments may be accelerated upon Plan termination only if:

(i)  the Employer is terminating an entire category of aggregated plans, that is, all other plans of a similar type (i.e., that are required to be aggregated with the terminating plan under the Code section 409A final regulations);

(ii) all payments to the Employees as a result of the Plan termination are not made until at least twelve (12) months after action taken to terminate the Plan is taken, that is, all payments must be made between 13 and 24 months after the date such action is taken; and

(iii) no similar successor plan can be established within three (3) years following the date the action to terminate the Plan was taken.

ARTICLE VIII
MISCELLANEOUS

8.01

Interpretation Consistent with Code Section 409A The intent of the parties is that payments and benefits under this Plan comply with Code section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith.  If any provision of this Plan would cause the Employee to incur any additional tax or interest under Code section 409A, the Company, to the extent feasible, shall reform such provision to try to comply with Code section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code section 409A.  To the extent that any provision hereof is modified to comply with Code section 409A, such modification shall, to the extent reasonably possible, maintain the original intent of the applicable provision of this Plan without violating the provisions of Code section 409A.

8.02

Tax Withholding If, and solely to the extent required by applicable law, the Company will have the power to withhold, or require the Employee to remit to the Company promptly upon notification of the amount due, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to the Employee’s award (or settlement thereof), and the Company may defer payment of cash or issuance or delivery of Common Shares until such requirements are satisfied.  The Company may, in its discretion, permit the Employee to elect, subject to such conditions as the Company shall impose (a) to have Common Shares deliverable in respect of the Employee’s RSU award withheld by the Company or (b) to deliver to the Company previously acquired Common Shares, in each case, having a fair market value sufficient to satisfy the Employee’s statutory minimum Federal, state and local tax obligation associated with the transaction.

8.03

Common Shares Subject to an Award The Common Shares to be delivered in connection with the Employee’s award may consist, in whole or in part, of Common Shares held in treasury or authorized but unissued Common Shares, not reserved for any other purpose.

8.04

Successor The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, if the Employee’s RSUs remain outstanding, to unconditionally assume the obligations of the Company with respect to the Employee’s RSUs in writing and will provide a copy of the assumption to the Employee.

8.05

Requirements of Law The granting and deferral of the Employee’s RSU award and the issuance of Common Shares will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.06

Instrument and Securities Law Compliance The Company shall have the authority to determine the instruments by which the Employee’s award shall be evidenced.  Instruments evidencing the Employee’s RSU award may contain such other provisions as the Company deems advisable.  In addition, any Common Shares issued in connection with the Employee’s RSU award shall be registered with the United States Securities and Exchange Commission at the expense of the Company for resale on or before the first day on which the Employee may transfer the shares under the RSU award (or such later date as the Employee requests that is in compliance with the law and permissible under the applicable Company plan) unless such shares are eligible for sale by the Employee pursuant to Rule 144 (k) of the Securities Act of 1933 (or any successor provision) in the opinion of the Employee’s counsel, which registration shall be in   a form reasonably acceptable to the Employee, shall be subject to the Employee’s reasonable prior review   and comments, shall remain effective until all Common Shares subject to the RSU award have been sold (but need not be effective for more than 365 days after first day on which the Employee may transfer the Common Shares subject to the Employee’s RSU award or, if applicable, such later date as to which the   Employee shall have requested effectiveness) and the Company and the Employee shall, prior to the effectiveness of the registration, enter into a customary registration rights which will contain provisions, among other things, requiring the Company to indemnify the Employee and any third persons reasonably requested by the Employee in connection with the sale of any Common Shares and reimburse the Employee   for the Employee’s reasonable out-of-pocket expenses (other than underwriting discounts) in connection therewith and will contain customary black-out periods.  In the event of the Employee’s death, or other permitted private transfer of the Common Shares, all of the Employee’s rights under this Section 8.06 shall be transferred to the Employee’s Beneficiary.

8.07

Governing Law The validity, interpretation, construction and performance of this Plan and the Employee’s RSU award shall be governed by the laws of the State of Connecticut.